Exhibit 99.1

Limoneira Enters Agreement to Sell Windfall Farms Vineyard Property for $15 million All Cash via Public Auction

Sale Expected to Advance Limoneira’s Strategy to Monetize Non-Strategic Assets and Redeploy Capital Toward Higher-Return Operations

SANTA PAULA, Calif.-- (BUSINESS WIRE) – August 17, 2026 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today announced its wholly owned subsidiary, Windfall Investors, LLC, entered into a Purchase and Sale Agreement to sell Windfall Farms, its approximately 724-acre vineyard property in Paso Robles, California, following a competitive public auction conducted by Concierge Auctions in cooperation with Sotheby’s International Realty. Bidding opened on August 5, 2026 and concluded on August 15, 2026. The property will be sold to a private buyer for $15 million all cash. The transaction is expected to close on September 15, 2026, subject to customary closing conditions.

The proposed sale of Windfall Farms is the latest step in Limoneira’s ongoing strategy to monetize non-strategic assets, strengthen its balance sheet, reduce debt, and redeploy capital into higher-return opportunities across its core agribusiness and real estate platforms. Limoneira pursued a public auction process for the property to help establish the property’s market-based value through open, competitive bidding. Net proceeds from the sale are expected to be used to reduce outstanding debt and fund avocado acreage expansion, as well as other capital allocation initiatives, consistent with the Company’s capital allocation priorities.

“The sale of Windfall Farms is part of our stated goal of selling non-strategic assets in order to enhance shareholder value,” said Harold Edwards, President and Chief Executive Officer of Limoneira Company. “We are pleased with the outcome of the auction process and look forward to using the proceeds to strengthen our balance sheet, reduce debt and support strategic growth initiatives.”

About Limoneira Company

Limoneira Company, a 133-year-old international agribusiness headquartered in Santa Paula, California, has become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “propose,” “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “project,” “potential,” “believe,” “intend,” “should,” “will,” “likely,” “strive,” “estimate,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including that the proposed sale of Windfall Farms is subject to customary closing conditions and there can be no assurance that the transaction will be completed on the anticipated timeline or at all, the Company may not realize the anticipated benefits of the sale, the ongoing transition of the Company's lemon sales and marketing to Sunkist Growers Inc. and the earnings of the newly formed joint venture with Agromin and managing the risks involved in the foregoing; the ability of the transition to Sunkist to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include, among others, those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investors

John Mills

Managing Partner

ICR 646-277-1254